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                                 EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made as of the 11th day of July, 1994, by and between Morrison Knudsen Corporation, an Ohio corporation ("Company"), and Thomas F. Kealey, an individual residing at 639 West Fullerton Parkway, Chicago, IL 60614 ("Executive").

WHEREAS, Executive has acquired an extensive background in finance, accounting and business operations: and

WHEREAS, Company desires to employ Executive in such executive capacity as the parties may mutually agree.

NOW, THEREFORE, in consideration of the foregoing, Company and Executive agree as follows:

ARTICLE 1 - TERM

1.1 Company shall employ Executive and Executive accepts such employment for a term beginning on the date Executive first becomes an employee of Company, which date the parties anticipate will be between July 25, 1994 and September 15, 1994, (the "Employment Commencement Date") and ending five years thereafter, upon the terms and conditions set forth herein. Employment may be terminated earlier only in accordance with the provisions herein. Company shall provide Executive with one year's advance written notice of the expiration of this Agreement.

1.2 Notwithstanding the foregoing, if Executive's employment shall not have been terminated in accordance with the provisions herein on or before five years from the Employment Commencement Date, this Agreement shall be extended such that at each and every moment of time thereafter, the remaining term of the Agreement shall be one year (the "Renewal Period"), unless (a) Executive's employment is terminated during the Renewal Period in accordance with the provisions herein or (b) Company provides Executive with one year's advance written notice during the Renewal Period of the expiration of this Agreement.

ARTICLE 2 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

2.1 "BASE COMPENSATION" shall mean an amount per annum equal to the sum of (i) the annual base salary (as defined in Section 3.1) in effect for Executive immediately preceding termination of employment (excluding any reduction in base salary made in breach of this Agreement), (ii) an amount equal to the product of
(A) and (B), where (A) equals the percentage derived by dividing the cumulative "annual bonus" (as defined in Section 3.2) paid to Executive under the Executive Incentive Plan or Group Incentive Plan, whichever is applicable, for the three most recently completed calendar years prior to termination (including any annual bonus amounts deferred by Executive under any Company deferred compensation plan or arrangement) by the cumulative annual base salary paid to Executive for the same three-year period (including any annual base salary deferred by Executive under any Company deferred compensation plan or arrangement), and (B)

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equals the amount set forth in 2.1(i) above, (iii) continued participation in any and all basic and supplemental life, accident, disability, medical, dental and other Company-sponsored welfare benefit programs provided to Executive immediately preceding termination (or, if continued participation in one or more of these benefits is not possible per the terms of the plan or applicable law, an amount of money that would enable Executive to purchase similar benefits), and (iv) continuance of vesting and benefit accrual under any Company-sponsored basic and supplemental retirement programs in effect for Executive immediately prior to termination (or, if continued participation in such programs is not possible per the terms of the plan or applicable law, the monetary value of such benefits).

2.2 "CAUSE" shall mean (i) willful refusal by Executive to follow a lawful written order of the Chief Executive Officer or Executive Vice President - Finance & Administration of Morrison Knudsen Corporation, a Delaware corporation ("MK Delaware"), (ii) Executive's willful and continued failure to perform his duties under this Agreement (except due to Executive's incapacity due to physical or mental illness) after a written demand is delivered to Executive by the Chief Executive Officer or Executive Vice President - Finance & Administration of MK Delaware specifically identifying the manner in which such individual believes that Executive has failed to perform his duties, (iii) Executive's willful engagement in conduct materially injurious to the Company, or (iv) Executive's conviction for any felony involving moral turpitude. For purposes of clauses (i), (ii), and (iii) of this definition, no act, or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of Company.

2.3 "CONSTRUCTIVE TERMINATION" shall mean Executive's voluntary termination of employment within ninety (90) days following the occurrence of one or more of the following events, unless such event is approved in writing by Executive in advance of such event:

(i) A failure by the Company to abide by any part of this Agreement that is not remedied within ten (10) business days of notification by Executive of such failure, including any violation of Executive's rights as described in
     Section 3 of this Agreement unless such rights are replaced by alternative rights of approximately equal value; or

(ii) A reduction in Executive's title or responsibilities below that agreed to in Section 6.1.

2.4 "DISABILITY" shall be deemed to have occurred if Executive makes application for disability benefits under any Company-sponsored long-term disability program (whether insured or self-insured, basic or supplemental) covering Executive and qualifies for such benefits.

2.5 "RETIREMENT" shall mean Executive's termination of service with Company on or after his attaining age 65.

ARTICLE 3 - COMPENSATION AND BENEFITS

3.1 BASE SALARY. Executive shall be paid the annual base salary set by Company, which salary shall be commensurate with Executive's duties and consistent with the compensation policies of the Executive Compensation and Nominating Committee (the "Committee") of the Board of Directors

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of MK Delaware. Such salary shall be, at a minimum, $225,000 per year.  At least annually, Company shall review Executive's base salary to determine the amount of any increase. Upon any such increase in Executive's base salary, such increased rate shall thereafter constitute Executive's annual base salary for all purposes of this Agreement. The foregoing to the contrary notwithstanding, the Company may reduce Executive's annual base salary during any year by not more than 10% below the base salary in effect at the beginning of the year as part of any general salary reduction which applies to all officers of the Company.

3.2 ANNUAL BONUS. Executive shall be entitled to participate in the Executive Incentive Plan (the "EIP") applicable to his position. As a participant therein for 1994, he shall be eligible for a bonus in 1994 that falls between $100,000 and $125,000, with the exact amount in such range to be determined by the Committee based upon the recommendation of the Chief Executive Officer of MK Delaware. The 1994 bonus payable to Executive under the Executive Incentive Plan shall be pro rated according to the following formula: n/365 (where n equals the number of days between the Employment Commencement Date and December 31, 1994). After 1994, Executive shall be eligible for a target bonus between $100,000 and $125,000, with the actual bonus falling below, above or in the foregoing range dependent upon Executive's success in meeting predetermined financial and nonfinancial goals mutually agreed to by the parties, including, but not limited to, success in carrying out specified business transactions, such as acquisitions, financings, joint ventures, divestitutres, etc. of Company and its affiliates Executive shall switch participation from the Executive Incentive Plan to the Group Incentive Plan (the "GIP") during the term of this Agreement, with the exact time of such switch being determined by mutual agreement of the parties. Both the EIP and the GIP shall measure financial and nonfinancial areas of performance under Executive's responsibility, including but not limited to, the business transactions mentioned above. A copy of the EIP (and the GIP, following the switch) shall be provided to Executive and by this reference made a part hereof.

3.3 5-YEAR PLAN. Executive shall be entitled to participate in a Long-Term Incentive Plan applicable to his group position ("5-Year Plan"). The 5-Year Plan shall measure performance in the areas of income, return on total capital employed and cash flow for the operations under Executive's responsibility.
Upon being finalized and approved by the Committee, the 5-Year Plan shall contain Executive's sharing percentages and performance targets in the foregoing areas, shall be executed by Executive and shall be attached hereto and made a part hereof.

3.4 3-YEAR PLAN. Executive shall be recommended for participation in the Long-Term Performance Compensation Benefit Plan ("3-Year Plan") to the extent such plan is continued by Company. A copy of the 3-Year Plan shall be provided to Executive and by this reference, made a part hereof.

3.5 RESTRICTED STOCK. Company shall recommend to the Committee that Executive be awarded 7,500 restricted shares of MK Delaware common stock under the Stock Compensation Plan. The restrictions on such stock shall lapse as to 20% of the stock as of the date of the award and 20% of the original amount per year thereafter over a period of four consecutive years on the anniversary date of the award.

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3.6  MK STOCK OPTIONS.  Company shall recommend to the Committee that Executive be granted options to purchase 25,000 shares of MK Delaware common stock under the Stock Compensation Plan at a price equal to the mean between the highest and lowest selling price of such stock on the New York Stock Exchange on the effective date of grant. Pursuant to the terms of the Stock Compensation Plan, the option shall vest on the anniversary date of the grant at a rate of 25% per year over a period of four consecutive years and shall have a life of ten years.

3.7 MK RAIL STOCK OPTIONS. Company shall recommend to the Executive Compensation Committee of MK Rail Corporation that Executive be granted options to purchase 25,000 shares of MK Rail common stock under MK Rail's Stock Incentive Plan at a price equal to the mean between the highest and lowest selling price of such stock on the NASDAQ System on the effective date of grant. Pursuant to the terms of the Stock Incentive Plan, the option shall vest 20% on the date of grant and 20% of the original grant per year on each of the four succeeding anniversary dates of the grant. The option shall have a life of ten years.

3.8 INSURANCE, VACATION AND OTHER RETIREMENT, HEALTH AND WELFARE BENEFITS. Executive shall be eligible to participate in all perquisites, retirement, health and welfare benefits generally available to other executive officers of Company or MK Delaware, including but not limited to, participation in the qualified retirement plans, deferred compensation plan, and the receipt of 3 weeks of vacation time, or such greater amount as may be agreed to by the parties. In addition, during his employment, Executive shall be provided with supplemental benefits at no cost to Executive which shall result in the following levels of coverage, inclusive of any coverage provided by basic Company-sponsored benefits:

     a. Pre-Retirement life insurance equal to three time Executive's annual base salary (defined in Section 3.1);

     b. Post-Retirement life insurance equal to one times Executive's annual base salary (defined in Section 3.1) as of the date of Executive's retirement; and

     c. Disability coverage from all Company-sponsored and government sources equal to 60% of the sum of annual base salary (defined in Section 3.1) plus annual EIP or GIP bonus, as the case may be, less any offsets under the terms of such disability programs.

3.9 RELOCATION EXPENSES. Executive shall be entitled to relocation assistance, including but not limited to, (i) reimbursement for relocation, moving, and temporary living expenses, and (ii) an agreement to purchase Executive's residence in Illinois following reasonable efforts by Executive to sell such residence. Such relocation assistance by Company shall be made pursuant to Company's policies.

3.8 NEW VENTURE PARTICIPATION. Company contemplates establishing a new entity(s) called "MK Capital Ventures" or such other name as mutually agreed upon by the parties. Company also contemplates providing Executive with equity participation in such entity(s) in the range of five (5%) to ten (10%) percent. The parties understand that the scope and nature of the new venture(s) are yet

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to be determined and the provisions of Executive's participation and disposal of such equity position(s) will be mutually agreed upon by the parties.

ARTICLE 4 - EXECUTIVE'S RIGHTS UPON TERMINATION

In the event that Executive's employment with Company is terminated for any reason other than (a) death, (b) Disability, (c) Cause, (d) voluntary resignation by Executive not constituting Constructive Termination or (e) Retirement, Company will pay to Executive Base Compensation for a period of two years. In addition, Company will fully and immediately vest all unvested stock options and restricted stock awards previously granted by Company to Executive and fully vest and immediately pay to Executive any accrued award earned by Executive under the 5-Year Plan applicable to his group, or any other Company-sponsored long-term cash incentive plan in which Executive is a participant.

Base Compensation payments shall be made when payments would otherwise have been made to Executive if he were still employed by Company, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs.

In the event Executive's employment with Company is terminated for death, Disability, Cause, voluntary resignation not constituting Constructive Termination or Retirement, Executive shall not be entitled to any benefits under this Agreement. This statement, however, shall not preclude Executive from any payments or benefits available to Executive from participation in Company-sponsored plans or programs that are generally applicable to salaried personnel.

ARTICLE 5 - DESIGNATION OF BENEFICIARIES

If Executive should die while receiving payments pursuant to Article 4, the remaining payments which would have been paid to Executive if he had lived shall be paid as designated by Executive on the attached Beneficiary Designation Form. Such payments shall be made at the same time and in the same manner as if Executive were alive to receive the payments, except in such cases where a different payment schedule is provided for in other Company-sponsored plans or programs. The filing of a new Beneficiary Designation Form will cancel all designations previously filed. The spouse of a married Executive shall join in any designation of a beneficiary other than the spouse.

If Executive fails to designate a beneficiary as provided for above, then Company shall direct the distribution of any benefits under this Agreement to Executive's estate.

ARTICLE - 6 DUTIES OF EXECUTIVE

6.1 Executive agrees to serve as President and Chief Executive Officer of the entity currently known as MK Capital Ventures, or in such other executive capacity as the parties may mutually agree, and to perform the duties and services appertaining to such office and such other duties or services he may be reasonably directed to perform from time to time by the Chief Executive Officer or the Executive Vice President - Finance & Administration of MK Delaware. The parties

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acknowledge that the name of MK Capital Ventures has not been finalized and may be changed based upon their mutual agreement.

6.2 Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and, except with the consent of the Chief Executive Officer or Executive Vice President - Finance & Administration, not to engage in any other business activity (except passive personal investments).

6.3 The parties acknowledge and agree that Executive shall perform his duties beginning on the Employment Commencement Date and ending on December 31, 1994 from his principal office in Illinois.


ARTICLE 7 - TAX "GROSS-UP" PROVISION

If any payments due Executive under this Agreement result in Executive's liability for an excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended ("parachute tax"), the Company will pay Executive, after deducting any Federal, state or local income tax imposed on the payment, an amount sufficient to fully satisfy the parachute tax liability. Such payment shall be made to Executive no later than 30 days prior to the date of the parachute tax.

ARTICLE 8 - SUCCESSORS

The rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and inure to the benefit of any successor of Company, and any such successor shall be deemed substituted for Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Company.

ARTICLE 9 - ENTIRE AGREEMENT

With respect to the matters specified herein, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings and commitments between the parties. No amendments to this Agreement may be made except through a written document signed by both parties.

ARTICLE 10 - VALIDITY

In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Agreement.

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ARTICLE 11 - ARTICLES AND HEADINGS

Paragraphs or other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

ARTICLE 12 - NOTICES

Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of Company to its then principal place of business, presently Morrison-Knudsen Plaza, 720 Park Blvd., Boise, Idaho 83729, and in the case of Executive to Morrison Knudsen Corporation, Morrison-Knudsen Plaza, P. O. Box 73, Boise, ID 83729. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

ARTICLE 13 - ATTORNEY'S FEES

In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the Court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

Notwithstanding the foregoing provision, in no event shall the successful party or parties be entitled to recover an amount from the unsuccessful party for costs, expenses and attorneys' fees that exceeds the unsuccessful party's costs, expenses and attorneys' fees in connection with the action or proceeding.

ARTICLE 14 - TAXES

To the extent required by law, the Company shall withhold from any payments under this Agreement any applicable federal, state or local taxes.

ARTICLE 15 - FORMER EMPLOYMENT & INDEMNIFICATION

15.1 Executive represents and warrants that his employment by Company will not conflict with and will not violate or be constrained by any prior employment or consulting agreement or relationship and that he does not possess confidential information arising out of prior employment which, in his best judgment, would be utilized in connection with his employment by Company, except in accordance with any agreements between a former employer and Company. The parties acknowledge the existence of the G.E. Railcar Services Variable Compensation Agreement and do not believe that Executive's employment with Company shall violate or be constrained by such agreement.

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15.2  Notwithstanding the representation and warranty contained in Section 15., should any action in law or in equity be brought by or on behalf of G.E. Capital Railcar Services, or an affiliated company, Company shall indemnify and defend Executive and hold him harmless from any cost, expense or liability arising out of or relating to his acceptance of employment with Company or his termination of employment with G.E. Capital Railcar Services, or an affiliated company, provided Executive's action in accepting employment with Company and his termination of employment with G.E. Railcar Services, or an affiliated company, was made in good faith.

ARTICLE 16 - APPLICABLE LAW

To the full extent controllable by stipulation of the parties, this Agreement shall be interpreted and enforced under Idaho law.

ARTICLE 17 - SIGNATURES

The parties may execute this document in any number of counterparts with each such counterpart having the same force and effect as an originally-executed original document. Signatures exchanged by facsimile shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, Company has executed this Agreement by a duly authorized officer, and Executive this 11th day of July, 1994.

ATTEST                                 MORRISON KNUDSEN CORPORATION

/s/ David A. Channer                        /s/ Stephen G. Hanks
                                       By:
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David A. Channer,                          Stephen G. Hanks,
Assistant Secretary                        Executive Vice President -
                                           Finance and Administration

                                       EXECUTIVE

                                      /s/ Thomas F. Kealey

                                      --------------------------------------
                                      Thomas F. Kealey

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